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                                                                 EXHIBIT C

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FOR IMMEDIATE RELEASE
                                         For Further Information Contact:
                                                             Mark Glazier
                                                                President
                                                           (908) 981-0077





         Piscataway, NJ -- Master Glazier's Karate International, Inc. (NASDAQ-KICK) announced today that the Company had engaged in a $900,000 private placement of its securities. The offering consists of 750,000 shares of the Company's convertible preferred stock, convertible in six (6) months into 15,000,000 shares of the Company's common stock subject to shareholder approval.

         The Company's President, Mark Glazier, stated that the offering provided funds which would be used by the Company in connection with potential acquisitions. "I'm confident in the Company's future and see this as an opportunity to expand our horizons." As part of the private placement, Mr. Glazier increased his existing stake in the Company by purchasing 400,000 shares of the Company's Preferred Stock.

         The Company also announced that it would endeavor to sell several of its existing karate schools. "Our goal is to streamline this Company and obtain a dynamic merger partner for the future," stated Mark Glazier.

         Master Glazier's Karate International, Inc. operates several state-of-the-art martial arts training centers in New York , New Jersey and Pennsylvania. The Company conducts programs where students can develop discipline and self confidence while learning a unique combination of martial art techniques from experienced martial art professionals in a clean, modern and attractive setting.